Free Writing Prospectus
Filed Pursuant to Rule 433
Dated August 22, 2023
Registration Statement Nos. 333-268757 and 333-268757-04

 ABS: Exeter Subprime Auto Loan (EART 2023-4) *Full Pricing Details*

Joint Lead Bookrunners: Wells Fargo (Str), Citi, and J.P. Morgan
Co-Managers: Barclays, BNP Paribas, and Mizuho

Capital Structure:
CL	Size(mm)	Offered(mm)	WAL*	S&P/F**	P.WIN*	E.FNL*	L.FNL	BENCH	SPREAD	YIELD	COUPON	$PRICE
A-1	$76.000	$72.200	0.14	A-1+/F1+	01-04	12/23	09/24	I-Curv	+20	5.6080	5.6080	100.00000
A-2	$131.990	$125.390	0.52	AAA/AAA	04-11	07/24	12/25	I-Curv	+68	6.1520	6.0700	99.99797
A-3	$59.640	$56.658	1.05	AAA/AAA	11-16	12/24	09/26	I-Curv	+78	6.1430	6.0600	99.99439
B	$92.590	$87.960	1.64	AA/AA	16-25	09/25	10/27	I-Curv	+125	6.3980	6.3100	99.99361
C	$90.900	$86.355	2.41	A/A	25-35	07/26	08/28	I-Curv	+170	6.6080	6.5100	99.98072
D	$89.210	$84.749	3.30	BBB/BBB	35-46	06/27	12/29	I-Curv	+235	7.0550	6.9500	99.99017
E	$82.450	$78.327	4.33	BB-/BB	46-56	04/28	02/31	I-Curv	+520	9.7640	9.5700	99.99686
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*Based on 1.50% ABS Pricing Speed to 5% Clean-Up Call
**Expected Ratings

-Deal Summary-
Offered Size : $591,639,000 *Deal Will Not Grow*
Issued Size : $622,780,000
Exp. Pricing : Priced
Exp. Settle : 08/30/2023
Pxg Speed : 1.5% ABS to 5% Call
Offering Format: (Class A-D): SEC REG | (Class E): 144A / Reg S / IAI
First Pay Date : 9/15/2023
ERISA Eligible : Yes (Class A-D) | No (Class E)
Exp. Ratings : S&P/Fitch
Min Denoms : (Class A-D): $1k x $1k | (Class E): $1,100,000 x $1k
BBG Ticker : EART 2023-4
B&D : Wells Fargo

-Available Information-
* Preliminary Prospectus, Preliminary Offering Memorandum, FWP, and CDI : Attached
* Intex Deal Name : wseart202304 Password: 66BU
* Roadshow Link : https://dealroadshow.com | Passcode: EART234 (case sensitive)

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-645-3751 (option 5) or visiting www.sec.gov.